As filed with the Securities and Exchange Commission on May 23, 2005
                                                     Registration No. 333-______


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                              PARK CITY GROUP, INC.
          -------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

           Nevada                         (7374)                   37-1454128
----------------------------    --------------------------      ----------------
(State or Other Jurisdiction        (Primary Standard           (I.R.S. Employer
    of Incorporation or         Industrial Classification        Identification
       Organization)                   Code Number                   Number)

                                 333 Main Street
                               Park City, UT 84060
                                 (435) 649-2221
          ------------------------------------------------------------
          (Address and telephone number of principal executive office)

   Consulting Agreement, Legal Fee Agreement, and Employee Stock for Pay Plan
   --------------------------------------------------------------------------
                             Full Title of the Plan

                                Randall K. Fields
                                 333 Main Street
                               Park City, UT 84060
                                 (435) 649-2221
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 with copies to:

                            A.O. Headman, Jr., Esq.,
                            Cohne, Rappaport & Segal
        257 East 200 South, Suite 700, (801) 532-2666, Fax (801)-355-1813

                                         CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                                   Proposed       Proposed
                                                                   Maximum        Maximum
Title of Each                                       Amount         Offering       Aggregate          Amount of
Class of Securities                                 Being          Price Per      Offering           Registration
Being Registered                                    Registered(1)  Unit (2)       Price              Fee
--------------------------------------------------- -------------- -------------- ------------------ --------------
Common Stock, $.0001 par value (3)                      2,000,000   $ .036        $  72,000          $ 8.48
--------------------------------------------------- -------------- -------------- ------------------ --------------
Common Stock,$.0001 par value (4)                      13,100,000   $ .036        $ 471,600          $55.51
--------------------------------------------------- -------------- -------------- ------------------ --------------
Common Stock, $.0001 par value (5)                        250,000   $ .036        $   9,000          $ 1.06
--------------------------------------------------- -------------- -------------- ------------------ --------------
Total                                                  15,350,000                 $ 552,600          $65.05
=================================================== ============== ============== ================== ==============

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) The price is estimated in accordance with Rules 457 (c) and 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Our estimate is based on the last sale for our common stock as reported on the National Association of Securities Dealers Inc.'s OTC Bulletin Board on May 16, 2005.

(3) Represents 2,000,000 shares issuable to Edward Clissold for services rendered pursuant to a Consulting Agreement dated May 16, 2005, between Edward Clissold and the Registrant.

(4) Represents up to 13,100,000 shares reserved for issuance under the Registrant's Stock for Pay Plan.

(5) Represents up to 250,000 shares issuable to Robin Campbell of the law firm of Adorno & Yoss for services rendered to the Registrant.


                                EXPLANATORY NOTE

         This Registration Statement on Form S-8 relates to the issuance of: (1) up to 2,000,000 shares of common stock pursuant to a Consulting Agreement dated May 16, 2005 by and between Park City Group, Inc. ("Park City Group") and Edward Clissold, a lawyer and consultant to Park City Group; (2) up to 13,100,000 shares of common stock pursuant to the Park City Group's Stock for Pay Plan; and
(3) up to 250,000 shares of common stock issuable to Robin Campbell of the law firm of Adorno & Yoss for legal services rendered in connection with certain litigation.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004;

         2. The Company's Quarterly Report on Form 10-QSB for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005;

         3. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since June 30, 2004, and

         4. The description of common stock and preferred stock is as follows:

         Under our Articles of Incorporation, we are authorized to issue up to three hundred thirty million (330,000,000) shares of stock consisting of three hundred million shares of common stock and thirty million (30,000,000) shares of preferred stock.

         Shares of our $.01 par value common stock are not redeemable, do not have any conversion rights and are not subject to call. Holders of shares of our common stock have no preemptive, redemption, conversion or other subscription rights and are entitled to one vote per share on any matter submitted to a vote of our shareholders. Cumulative voting is prohibited in the election of directors. This means that the holders of a majority of the outstanding shares of common stock, voting for the election of directors, can elect all of our directors. In such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of shares of common stock are entitled to receive dividends, if any, as and when declared from time to time by our board of directors, out of legally available funds, but subject to the prior payment of dividends to the holders of any outstanding shares of preferred stock. Subject to the rights of the holders of preferred stock, if any, upon liquidation dissolution or winding up of our affairs, the holders of shares of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of all shares of our common stock. The shares of our common stock currently outstanding are validly issued, fully paid and non-assessable.

         Our Articles of Incorporation authorize our board of directors to issue up to 30,000,000 shares of preferred stock, $0.01 par value per share. We may issue the preferred stock in one or more classes or series. Each class or series will have the voting rights, designations, preferences and relative rights as fixed by resolution of our board of directors, without the consent of our shareholders. Our preferred stock may rank senior to our common stock as to dividend rights, liquidation preferences, or both. Our preferred stock may also have extraordinary or limited voting rights.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 78.502 of the Nevada Revised Statutes ("NRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, Section
78.7502 of the NRS provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Section 78.751 of the NRS provides that the articles of incorporation, the by-laws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section
78.751 further provides that indemnification and advancement of expense provisions contained in the NRS shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         Park City Group's articles of incorporation and by-laws limit the liability of its directors and officers to the fullest extent permitted by Nevada law. This is intended to allow Park City Group's directors and officers the benefit of Nevada law which provides that directors and officers of Nevada corporations may be relieved of liabilities for damages for breach of their fiduciary duties as directors and officers, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the willful or grossly negligent payment of unlawful distributions. Park City Group's articles of incorporation and by-laws also permit Park City Group to advance expenses to its directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by Park City Group.

         In addition, Park City Group has entered into indemnification agreements with each of its directors and executive officers which provide for indemnification to the fullest extent permitted by Nevada law and which require Park City Group to advance expenses to them upon the receipt of the proper undertaking. Park City Group has obtained officer and director liability insurance for its officers and directors with respect to liabilities arising out of certain matters.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

         EXHIBIT
         NUMBER                       DESCRIPTION
         ------                       -----------

         5.1      Opinion of Cohne, Rappaport & Segal

         10.1. Consulting Agreement entered into as of May 16, 2005 by and between Edward Clissold and Park City Group, Inc. (attached hereto)

         10.2 Legal Fees Payment Agreement by and between Park City Group, Inc. and Robin Campbell of the law firm of Adorno & Yoss (attached hereto)

         10.3     Employee Stock for Pay Plan (attached hereto)

         23.1     Consent of Cohne, Rappaport & Segal is contained in Exhibit
                  5.1.

         23.2 Consent of Tanner LC independent registered public accounting firm.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park City, Utah on May 23, 2005.

                                          PARK CITY GROUP, INC.

                                          By   /s/  Randall K. Fields
                                              --------------------------------
                                              Randall K. Fields
                                              CEO
                                              Principal Executive Officer
                                              Principal Accounting Officer

                                          By   /s/  William Dunlavy
                                              --------------------------------
                                              William Dunlavy
                                              Chief Financial Officer
                                              Principal Financial Officer
                                              Principal Accounting Officer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Date                           Title                     Signature
   ----                           -----                     ---------

May 23, 2005                    CEO and                 /s/  Randall K. Fields
                                                      ----------------------
                                Director              Randall K. Fields

May 23, 2005                    Director               /s/  Edward C. Dmytryk
                                                      ----------------------
                                                      Edward C. Dmytryk

May 23, 2005                    Director           .
                                                     --------------------------
                                                     Thomas W. Wilson, Jr.

May 23, 2005                    Director             /s/  Bernard F. Brennan
                                                     -----------------------
                                                     Bernard F. Brennan